Exhibit 99.1
Limoneira Company Announces Second Quarter Fiscal Year 2024 Financial Results

Company Closes Significant Real Estate Development Joint Venture Deal with The Lewis Group of Companies with an Additional 554 Residential Homesites at Harvest at Limoneira

Harvest at Limoneira Approved for an Additional 550 Entitled Lots from 1,500 to 2,050

Company Increases Expected Proceeds from Harvest at Limoneira by 46% to $180 Million

Company Raises Avocado Volume Guidance for Fiscal Year 2024

SANTA PAULA, Calif.-- (BUSINESS WIRE) – June 6, 2024 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the second quarter ended April 30, 2024.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “We recently achieved two significant milestones related to Harvest at Limoneira (“Harvest”), our real estate development joint venture with the Lewis Group of Companies (“Lewis”). First, the joint venture closed an additional 554 homesites, completing Phase 2 of the project. Second, the Santa Paula City Council approved the joint venture’s proposal to increase the total number of entitled lots for the project by 550, or 37%, unlocking further value creation opportunities. Based on these events and continued increase in the value of land associated with this project, we have increased our cash flow projections from the joint venture by 46% and now expect to receive $180 million in total future proceeds spread out over the next seven years, with approximately $18 million expected in fiscal year 2024. Our non-GAAP Adjusted EBITDA of $16.6 million for the second quarter represents more than double that of the prior year period, highlighting the continued momentum in Harvest. Additionally, as part of enhancing stockholder value, we plan to expand our avocado plantings by 1,000 acres over the next three years to 2,000 acres, with 223 acres planted in fiscal year 2024. We expect earnings from Harvest and this planned expansion of our avocado production will increase our longer-term non-GAAP EBITDA to a range of $45 million to $55 million by fiscal year 2030, compared to the previous target of $30 million.”

Fiscal Year 2024 Second Quarter Results

For the second quarter of fiscal year 2024, total net revenue was $44.6 million, compared to total net revenue of $48.1 million in the second quarter of the previous fiscal year. Agribusiness revenue was $43.3 million, compared to $46.7 million in the second quarter of last fiscal year. Other operations revenue was $1.3 million, compared to $1.4 million in the second quarter of last fiscal year.

Agribusiness revenue in the second quarter of fiscal year 2024 includes $25.8 million in fresh packed lemon sales, compared to $26.6 million of fresh packed lemon sales during the same period of fiscal year 2023. Approximately 1,446,000 cartons of U.S. packed fresh lemons were sold in aggregate during the second quarter of fiscal year 2024 at a $17.85 average price per carton, compared to approximately 1,547,000 cartons sold at a $17.23 average price per carton during the second quarter of fiscal year 2023. Brokered lemons and other lemon sales were $3.8 million and $2.5 million, in the second quarter of fiscal years 2024 and 2023, respectively.

The Company recognized $2.3 million of avocado revenue in the second quarter of fiscal year 2024, compared to $3.6 million in the second quarter of last fiscal year. Avocado revenues in the second quarter of fiscal year 2023 included legal settlement proceeds of $2.4 million allocated to avocados. Approximately 1,595,000 pounds of avocados were sold in aggregate during the second quarter of fiscal year 2024 at a $1.47 average price per pound, compared to approximately 941,000 pounds sold at a $1.30 average price per pound during the second quarter of fiscal year 2023.

The Company recognized $1.2 million of orange revenue in the second quarter of fiscal year 2024, compared to $1.4 million in the same period of fiscal year 2023. Approximately 66,000 cartons of oranges were sold during the second quarter of fiscal year 2024 at a $17.58 average price per carton, compared to approximately 88,000 cartons sold at a $15.72 average price per carton during the second quarter of fiscal year 2023.

Specialty citrus and other crops revenue was $0.8 million for the second quarter of fiscal year 2024, compared to $1.0 million in the same period of fiscal year 2023. During the second quarter of fiscal years 2024 and 2023, approximately 29,000 and 41,000 40-pound carton equivalents were sold at an average per carton price of $29.24 and $24.78, respectively.

Farm management revenues were $2.0 million in the second quarter of fiscal year 2024, compared to $1.4 million in the same period of fiscal year 2023.

Total costs and expenses in the second quarter of fiscal year 2024 were $49.3 million, compared to $51.9 million in the second quarter of last fiscal year. The decrease of $2.7 million was primarily related to the 2023 Cadiz Ranch asset disposal, partially offset by increases in agribusiness costs and expenses and selling, general and administrative expenses.

Operating loss for the second quarter of fiscal year 2024 was $4.7 million, compared to operating loss of $3.9 million in the second quarter of the previous fiscal year.

Net income applicable to common stock, after preferred dividends, for the second quarter of fiscal year 2024 was $6.4 million, compared to net loss applicable to common stock of $1.7 million in the second quarter of fiscal year 2023. Net income per diluted share for the second quarter of fiscal year 2024 was $0.35, compared to net loss per diluted share of $0.10 for the same period of fiscal year 2023.

Adjusted net income for diluted EPS in the second quarter of fiscal year 2024 was $8.1 million or $0.44 per diluted share, compared to the second quarter of fiscal year 2023 of $3.9 million or $0.21 per diluted share. A reconciliation of net income (loss) attributable to Limoneira Company to adjusted net income (loss) for diluted EPS is provided at the end of this release.

Non-GAAP adjusted EBITDA was $16.6 million in the second quarter of fiscal year 2024, compared to $6.2 million in the same period of fiscal year 2023. A reconciliation of net income (loss) attributable to Limoneira Company to non-GAAP adjusted EBITDA is provided at the end of this release.

Fiscal Year 2024 First Six Months Results

For the six months ended April 30, 2024, total net revenue was $84.3 million, compared to $86.0 million for the same period in fiscal year 2023. The decrease was primarily due to decreased lemons and avocados agribusiness revenues, partially offset by increased farm management agribusiness revenues. Operating loss for the first six months of fiscal year 2024 was $12.4 million, compared to operating income of $22.0 million in the same period last fiscal year. Net income applicable to common stock, after preferred dividends, was $2.7 million for the first six months of fiscal year 2024, compared to $13.8 million in the same period last fiscal year. Net income per diluted share for the first six months of fiscal year 2024 was $0.15, compared to net income per diluted share of $0.75 in the same period of fiscal year 2023.

For the first six months of fiscal year 2024, adjusted net income for diluted EPS was $4.8 million compared to adjusted net loss for diluted EPS of $5.3 million for the same period in fiscal year 2023. In the first six months of fiscal year 2024, adjusted net income per diluted share was $0.27 compared to adjusted net loss per diluted share of $0.30 for the same period in fiscal year 2023, based on approximately 17.7 million and 17.6 million, respectively, adjusted weighted average diluted common shares outstanding.

Balance Sheet and Liquidity

For the first half of fiscal year 2024, net cash used in operating activities was $13.3 million, compared to $18.4 million in the same period of the prior fiscal year. Net cash used in investing activities was $2.9 million for the first half of fiscal year 2024, compared to net cash provided by investing activities of $95.4 million in the same period last fiscal year. For the first half of fiscal year 2024, net cash provided by financing activities was $14.0 million, compared to net cash used in financing activities of $68.0 million in the prior fiscal year.
On January 31, 2023, the Company sold its Northern Properties, which resulted in total net proceeds of $98.4 million. The proceeds were used to pay down all the Company’s domestic debt except the AgWest Farm Credit $40.0 million non-revolving line of credit with an interest rate that is fixed at 3.57% through July 1, 2025. Long-term debt as of April 30, 2024, was $59.5 million, compared to $40.6 million at the end of fiscal year 2023. Debt levels as of April 30, 2024, less $1.4 million of cash on hand, resulted in a net debt position of $58.7 million at quarter end. However, as previously noted, the Company’s 50%/50% real estate development joint venture with Lewis closed an additional 554 residential homesites in April 2024. The joint venture distributed $30.0 million in June 2024, of which Limoneira received $15.0 million. As of April 30, 2024, the joint venture had $102.1 million of unaudited cash and cash equivalents on hand.

Real Estate Development and Property Sales

The Company’s joint venture with Lewis for the residential development of its Harvest real estate development project was previously approved for approximately 1,500 total residential units built and sold over the life of the project. In October 2023, the joint venture closed on lot sales representing 121 residential units, thus completing the sell-out of Phase 1 of the development. In April 2024, the joint venture closed on lot sales representing 554 residential units, thus completing the sell-out of Phase 2 of the development. Total lot sales of 1,261 residential units have closed since the project’s inception. In May 2024, the Company announced that the Santa Paula City Council has approved the proposal brought forward by the joint venture to increase the total number of residential units for the project from 1,500 to 2,050 units. The 550-unit increase will provide 250 additional single family for-sale homesites within Phase 3 of Harvest. A separate joint venture with Lewis plans to construct 300 multi-family rental homes on a mixed-use portion of the project.

Updated Guidance

The Company continues to expect fresh lemon volumes to be in the range of 5.0 million to 5.5 million cartons for fiscal year 2024.

The Company now expects avocado volumes to be in the range of 9.0 million to 10.0 million pounds for fiscal year 2024, compared to previous guidance of 7.0 million to 8.0 million pounds.

Due to the additional lots and the increased value of the overall projects, the Company now expects to receive total future proceeds of $180 million, a 46% increase from previous expectation, from Harvest at Limoneira, LLCB II and East Area II spread out over the next seven fiscal years.

Updated Harvest at Limoneira Cash Flow Projections (in millions)

Fiscal Year	2024	2025	2026	2027	2028	2029	2030
Projected Distributions	$18	$8	$15	$34	$41	$22	$42

The Company has 700 acres of non-bearing lemons and avocados estimated to become full bearing over the next four to five years, which the Company expects will enable strong organic growth in the coming years. Additionally, the Company plans to expand its plantings of avocados over the next three years and expects to have an increase in third-party grower fruit. The foregoing describes organic growth opportunities and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Looking ahead, the Company is raising its outlook for non-GAAP EBITDA accretion to a range of $45 million to $55 million by fiscal year 2030, up from its previous target of $30 million. This increase is underpinned by plans to significantly expand avocado production by 1,000 acres over the next three years to capitalize on robust consumer demand trends. During this transition, the Company expects FY 2025 and FY 2026 operational results to be similar to FY 2024. These operational results do not take into account expected additional earnings from Harvest at Limoneira.

Conference Call Information

The Company will host a conference call to discuss its financial results on June 6, 2024, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 407-0789 from the U.S. International callers can dial (201) 689-8562. A telephone replay will be available approximately two hours after the call concludes and will be available through June 20, 2024, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; the passcode is 13746562.

About Limoneira Company

Limoneira Company, a 131-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 10,500 acres of rich agricultural lands, real estate properties and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors
John Mills
Managing Partner
ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: success in executing the Company’s business plans and strategies, including the review and evaluation of strategic transactions; the process by which the Company engages in its evaluation of strategic transactions; the outcome of potential future strategic transactions and the terms thereof; the possibility that the evaluation of potential strategic transactions will not realize any additional value to our stockholders, and managing the risks involved in the foregoing; additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)

	April 30, 2024	October 31, 2023
Assets
Current assets:
Cash	$1,402	$3,631
Accounts receivable, net	22,516	14,458
Cultural costs	3,430	2,334
Prepaid expenses and other current assets	4,539	5,588
Receivables/other from related parties	2,943	4,214
Total current assets	34,830	30,225
Property, plant and equipment, net	160,683	160,631
Real estate development	9,995	9,987
Equity in investments	95,669	78,816
Goodwill	1,505	1,512
Intangible assets, net	6,210	6,657
Other assets	13,293	13,382
Total assets	$322,185	$301,210

Liabilities, Convertible Preferred Stock and Stockholders' Equity
Current liabilities:
Accounts payable	$9,934	$9,892
Growers and suppliers payable	10,566	9,629
Accrued liabilities	11,258	8,651
Payables to related parties	5,139	4,805
Current portion of long-term debt	626	381
Total current liabilities	37,523	33,358
Long-term liabilities:
Long-term debt, less current portion	59,503	40,628
Deferred income taxes	21,378	22,172
Other long-term liabilities	4,019	4,555
Total liabilities	122,423	100,713
Commitments and contingencies	—	—
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at April 30, 2024 and October 31, 2023) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at April 30, 2024 and October 31, 2023) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331
Stockholders' equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at April 30, 2024 and October 31, 2023)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 18,223,633 and 18,192,009 shares issued and 17,972,656 and 17,941,032 shares outstanding at April 30, 2024 and October 31, 2023, respectively)	180	179
Additional paid-in capital	168,540	168,441
Retained earnings	19,050	19,017
Accumulated other comprehensive loss	(6,370)	(5,666)
Treasury stock, at cost, 250,977 shares at April 30, 2024 and October 31, 2023	(3,493)	(3,493)
Noncontrolling interest	11,045	11,209
Total stockholders' equity	188,952	189,687
Total liabilities, convertible preferred stock and stockholders' equity	$322,185	$301,210

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2024	2023	2024	2023
Net revenues:
Agribusiness	$43,257	$46,676	$81,596	$83,204
Other operations	1,349	1,394	2,741	2,767
Total net revenues	44,606	48,070	84,337	85,971
Costs and expenses:
Agribusiness	40,436	38,189	79,550	79,430
Other operations	1,429	1,009	2,611	2,247
Loss (gain) on disposal of assets, net	48	8,998	(117)	(30,744)
Gain on legal settlement	—	(2,269)	—	(2,269)
Selling, general and administrative	7,368	6,005	14,713	15,285
Total costs and expenses	49,281	51,932	96,757	63,949
Operating (loss) income	(4,675)	(3,862)	(12,420)	22,022
Other income (expense):
Interest income	14	62	36	70
Interest (expense), net of patronage dividends	(351)	996	(558)	(176)
Equity in earnings of investments, net	16,592	62	16,633	315
Other income (expense), net	197	200	219	(2,412)
Total other income (expense)	16,452	1,320	16,330	(2,203)
Income (loss) before income tax (provision) benefit	11,777	(2,542)	3,910	19,819
Income tax (provision) benefit	(5,222)	912	(1,032)	(5,915)
Net income (loss)	6,555	(1,630)	2,878	13,904
Net loss attributable to noncontrolling interest	12	17	104	114
Net income (loss) attributable to Limoneira Company	6,567	(1,613)	2,982	14,018
Preferred dividends	(126)	(126)	(251)	(251)
Net income (loss) applicable to common stock	$6,441	$(1,739)	$2,731	$13,767

Basic net income (loss) per common share	$0.36	$(0.10)	$0.15	$0.77

Diluted net income (loss) per common share	$0.35	$(0.10)	$0.15	$0.75

Weighted-average common shares outstanding-basic	17,707	17,597	17,677	17,587
Weighted-average common shares outstanding-diluted	18,362	17,597	17,677	18,328

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company's operations and interest costs associated with our capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes stock-based compensation, pension settlement cost, loss (gain) on disposal of assets, net, cash bonus related to sale of assets, gain on legal settlement and severance benefits are important measures to evaluate our results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies.

EBITDA and adjusted EBITDA are summarized and reconciled to net income (loss) attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Three Months Ended April 30,		Six Months Ended April 30,
	2024	2023	2024	2023
Net income (loss) attributable to Limoneira Company	$6,567	$(1,613)	$2,982	$14,018
Interest income	(14)	(62)	(36)	(70)
Interest expense, (net of patronage dividends)	351	(996)	558	176
Income tax provision (benefit)	5,222	(912)	1,032	5,915
Depreciation and amortization	2,100	2,044	4,158	4,491
EBITDA	14,226	(1,539)	8,694	24,530
Stock-based compensation	1,071	965	1,935	2,029
Pension settlement cost	—	—	—	2,741
Loss (gain) on disposal of assets, net	48	8,998	(117)	(30,744)
Cash bonus related to sale of assets	—	—	—	2,000
Gain on legal settlement	—	(2,269)	—	(2,269)
Severance benefits	1,215	—	1,215	—
Adjusted EBITDA	$16,560	$6,155	$11,727	$(1,713)

The following is a reconciliation of net income (loss) attributable to Limoneira Company to adjusted net income (loss) for diluted EPS (in thousands, except per share data):

	Three Months Ended April 30,		Six Months Ended April 30,
	2024	2023	2024	2023
Net income (loss) attributable to Limoneira Company	$6,567	$(1,613)	$2,982	$14,018
Effect of preferred stock and unvested, restricted stock	(127)	(66)	(335)	(288)
Stock-based compensation	1,071	965	1,935	2,029
Pension settlement cost	—	—	—	2,741
Loss (gain) on disposal of assets, net	48	8,998	(117)	(30,744)
Cash bonus related to sale of assets	—	—	—	2,000
Gain on legal settlement	—	(2,269)	—	(2,269)
Severance benefits	1,215	—	1,215	—
Tax effect of adjustments at federal and state rates	(640)	(2,101)	(832)	7,168
Adjusted net income (loss) for diluted EPS	$8,134	$3,914	$4,848	$(5,345)

Diluted net income (loss) per common share	$0.35	$(0.10)	$0.15	$0.75
Adjusted diluted net income (loss) per common share	$0.44	$0.21	$0.27	$(0.30)

Weighted-average common shares outstanding - diluted	18,362	17,597	17,677	18,328
Effect of preferred stock	—	741	—	(741)
Adjusted weighted-average common shares outstanding - diluted	18,362	18,338	17,677	17,587

Supplemental Information
(in thousands, except acres and average price amounts):

	Agribusiness Segment Information for the Three Months Ended April 30, 2024
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$30,841	$4,964	$—	$2,348	$5,104	$43,257
Intersegment revenue	—	10,914	(10,914)	—	—	—
Total net revenues	30,841	15,878	(10,914)	2,348	5,104	43,257
Costs and expenses	28,869	13,588	(10,914)	1,425	5,680	38,648
Depreciation and amortization	—	—	—	—	—	1,788
Operating income (loss)	$1,972	$2,290	$—	$923	$(576)	$2,821

	Agribusiness Segment Information for the Three Months Ended April 30, 2023
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$31,942	$6,423	$—	$3,603	$4,708	$46,676
Intersegment revenue	—	10,309	(10,309)	—	—	—
Total net revenues	31,942	16,732	(10,309)	3,603	4,708	46,676
Costs and expenses	29,219	12,075	(10,309)	1,023	4,441	36,449
Depreciation and amortization	—	—	—	—	—	1,740
Operating income	$2,723	$4,657	$—	$2,580	$267	$8,487

Lemons	Q2 2024	Q2 2023	Lemon Packing	Q2 2024	Q2 2023
United States:			Cartons packed and sold	1,446	1,547
Acres harvested	1,900	3,600	Revenue	$15,878	$16,732
Limoneira cartons sold	347	782	Direct costs	13,588	12,075
Third-party grower cartons sold	1,099	765	Operating income	$2,290	$4,657
Average price per carton	$17.85	$17.23
			Avocados	Q2 2024	Q2 2023
Chile:			Pounds sold	1,595	941
Lemon revenue	$1,900	$2,500	Average price per pound	$1.47	$1.30
40-pound carton equivalents	189	390
			Other Agribusiness	Q2 2024	Q2 2023
Other:			Orange cartons sold	66	88
Lemon packing	$5,000	$6,400	Average price per carton	$17.58	$15.72
Lemon by-product sales	$1,200	$1,300	Specialty citrus cartons sold	29	41
Brokered lemons and other lemon sales	$1,900	$1,400	Average price per carton	$29.24	$24.78
			Farm management	$2,046	$1,404
Agribusiness costs and expenses	Q2 2024	Q2 2023	Other	$1,059	$905
Packing costs	$13,588	$12,075
Harvest costs	2,878	6,307
Growing costs	5,462	5,949
Third-party grower and supplier costs	15,939	11,360
Other costs	781	758
Depreciation and amortization	1,788	1,740
Agribusiness costs and expenses	$40,436	$38,189